Exhibit 10.1
EMPLOYMENT AGREEMENT

January 12, 2007

Mr. John Oblazney
One Technology Way
Indianapolis, IN 46268

Dear John:

The Board of Directors has approved the following Severance Contract for you in the event your employment is involuntarily terminated.

In the event that Hurco Companies, Inc. elects to terminate your employment as Vice President, CFO for any reason other than gross misconduct, Hurco agrees to provide you with thirty days written notice of your impending termination and to pay you severance equivalent to twelve months salary, at the rate of your salary in effect at the time you are relieved of you responsibilities.

Further, effective with your employment termination, Hurco agrees to pay you a lump sum payment, subject to all applicable taxes and mandatory deductions, sufficient to maintain your medical and life insurance coverage in the Hurco self-insured medical and group life plans, for a period of twelve months.

In the event you voluntarily terminate your employment with Hurco Companies, Inc., Hurco will not be obligated to continue your salary or any employee benefits after your last day of employment.

Sincerely,

/s/ Michael Doar

Michael Doar
Chairman, CEO

ACKNOWLEDGED AND AGREED:

/s/ John Oblazney	01/12/2007
John Oblazney	Date